Exhibit 99.1


 AmeriCredit Corp. Completes $175 Million Private Senior Unsecured Debt Offering


FORT WORTH, Texas--(BUSINESS WIRE)--June 13, 2002--AmeriCredit Corp. (NYSE:ACF -
News) announced today that it has completed the private issuance of $175 million of 9 1/4% Senior Notes due 2009 to certain qualified institutional buyers and non-U.S. persons.

The Notes, which are unsecured, were priced at 98.78%. The proceeds will be used to repurchase or redeem all of AmeriCredit's outstanding 9 1/4% Senior Notes due 2004. Through this placement and the repurchase or redemption of the Senior Notes due 2004, AmeriCredit will replace a like amount of debt maturing in 2004 with debt maturing in 2009.

This offering enabled AmeriCredit to achieve its goal of extending the maturity of $175 million of Senior Notes at a similar price. Due to weakness in the bond market, the Company decided to reduce the size of the offering from $300 million. Management believes that existing warehouse credit facilities of $5.9 billion, coupled with Senior Notes maturing in 2006 and 2009 totaling $375 million and continued access to the asset-backed securities market are sufficient to meet the Company's stated growth objectives through fiscal year 2003.

The Notes sold by AmeriCredit in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

AmeriCredit Corp. is the largest independent middle-market auto finance company in North America. Using its branch network and strategic alliances with auto groups and banks, the company purchases installment contracts made by auto dealers to consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers throughout the United States and Canada and more than $13 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

This press release contains several "forward-looking statements." Forward-looking statements are those, which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. Forward-looking statements are the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties, which could cause actual results to differ significantly from historical results or from those anticipated by the Company. The most significant risks are detailed from time to time in the Company's filings and reports with the Securities and Exchange
Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2001. Such risks include - but are not limited to - fluctuating interest rates, dependence on credit facilities and securitization programs, liquidity and capital needs, increased competition, regulatory changes, tightening labor markets, and deteriorating portfolio performance. It is advisable not to place undue reliance on the Company's forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
     AmeriCredit Corp., Fort Worth
     Kim Pulliam, 817/302-7009
        or
     Susan Sheffield, 817/302-7355
        or
     Jason Landkamer, 817/302-7811